Exhibit 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FROM: NU-Telecom	FOR RELEASE: Immediate
27 N. Minnesota
New Ulm, MN 56073	CONTACT: Bill Otis
Tele. 507-354-4111	NU-Telecom
507-354-4111
E-mail: billotis@nu-telcom.net

New Ulm Telecom, Inc. Announces the Sale of its Minority Interests in SHAL and En-Tel to Iowa Telecom

New Ulm, MN – (July 2, 2009) New Ulm Telecom, Inc. (“New Ulm”) (NULM.OB) announced that an agreement was reached with Iowa Telecommunications Services, Inc. (“ITS”) under which New Ulm will sell to ITS its equity ownership interests in SHAL, LLC (33.33%), SHAL Networks, Inc. (33.33%), Direct Communications, LLC (33.33%) and En-Tel Communications, LLC (approximately 30.88%) for approximately $1.7 million in cash, subject to specified customary adjustments.

The sale of these minority owned investments allow New Ulm to monetize non-core investments. In addition, this transaction will release New Ulm from approximately $5.7 million in loan guarantees to RTFC for loans to SHAL, LLC and En-Tel Communications, LLC. The sale is expected to close in the fall of 2009.

SHAL owns and leases a 2,500-mile fiber-optic network throughout Minnesota that provides access to low cost, high quality transport facilities. En-Tel Communications is a CLEC based in Willmar, Minnesota, providing local voice, DSL and digital video services to customers in central Minnesota.

About New Ulm

New Ulm owns and operates incumbent local exchange carriers (ILECs) and competitive local exchange carriers (CLECs) that provide, own and operate phone, video and internet services in a number of Minnesota and Iowa communities. New Ulm also sells and services cellular phones and accessories, customer premise equipment and transport operations. New Ulm also holds a 25.18% investment in FiberComm, LC, a CLEC based in Sioux City, Iowa; a 16.38% investment in Broadband Visions, LLC, which provides video headend and Internet services; a 14.29% investment in Independent Emergency Services, LLC, which provides E-911 services to the State of Minnesota and Minnesota Counties; and a 33.33% ownership interest in Hector Communications Corporation, which provides phone, video and internet services to a number of communities in Minnesota and Wisconsin.

Forward-Looking Statements

Statements about New Ulm’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties. These and other risk factors are discussed in New Ulm’s Report on Form 10-K for the year ended December 31, 2008 and from time to time in its other filings with the Securities and Exchange Commission.

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